Exhibit 99.1

Elanco Animal Health Reports Strong Third Quarter Results,
Provides Financial Guidance for Full Year 2018

•	Third quarter revenue grew 9 percent to $761.1 million.

•	Revenue, excluding strategic exits, grew 13 percent to $733.4 million; removing the impact of foreign currency exchange rates, growth was 15 percent.

•	Reported net income grew $80.9 million in the third quarter to $60.2 million, which represents $0.16 per diluted share and $0.29 per diluted share on an adjusted basis.

•
Delivered Innovation, including launching Prevacent® PRRS, a swine vaccine, and CorrelinkTM, a nutritional health product for poultry, as well as signing a licensing agreement with Novozymes to develop nutritional health products for cattle.

•	Continued progress on the Productivity agenda, including finalizing the sale of a manufacturing facility in Larchwood, Iowa.

•
2018 revenue is expected to be between $3.05 billion and $3.08 billion. Earnings per share (EPS) for 2018 are expected to be in the range of $0.31 to $0.33 on a reported basis and $1.14 to $1.16 on an adjusted basis.

Greenfield, IN, November 6, 2018 - Elanco Animal Health Incorporated (NYSE: ELAN), substantially all of the animal health business of Eli Lilly and Company (Lilly), today reported financial results for the third quarter of 2018, its first after completing a successful initial public offering during the quarter.
“We are pleased to have met our expectations in our first quarter as a publicly traded company. Our results reflect the broad-based momentum established as we have executed against our strategy,” said Jeff Simmons, President and Chief Executive Officer of Elanco. “Looking back at the last nine months, Elanco has accelerated growth by delivering on our commitment to innovation and continuing progress on our aggressive margin expansion agenda to increase profitability and unlock value for shareholders.”
Third Quarter Key Events:
Innovation

•	A portfolio of innovation launched since 2015 accounted for $67.9 million in revenue, up $30.4 million or 81 percent over the same quarter last year.

•	Prevacent PRRS: The company launched Prevacent PRRS, a vaccine to prevent porcine reproductive and respiratory syndrome in piglets two weeks or older.

•
Correlink: The Company launched Correlink, a nutritional health product for poultry in Asia. This product provides a tailored blend of probiotics designed to meet the assessed disease challenges within a specific poultry flock or operation. This innovation furthers the company's commitment to advance alternatives to medically important antibiotics.

•
Credelio: The European Medicines Agency approved, and the company has launched, CredelioTM for cats, for the treatment of flea and tick infestations. This key line extension, which is an introduction of an existing product into a new species, represents the first combined flea and tick product for cats to be offered in an oral formulation.

•
Imvixa: The Norwegian Medicines Agency has requested additional data on ImvixaTM. Upon review, Elanco has decided to withdraw the application for marketing authorization of Imvixa in Norway while we collaborate with the Agency on continued efforts to register the product. Our full year 2018 guidance reflects the impact of this event.

•	Novozymes: Elanco entered into a global research and development and commercialization collaboration with Novozymes to develop nutritional health products for cattle.
Portfolio

•
As a group, the Targeted Growth Categories in Elanco's portfolio - Companion Animal Disease Prevention, Companion Animal Therapeutics and Food Animal Future Protein & Health grew 19 percent on a constant currency basis in the quarter.

•	The company re-introduced the Galliprant® 100mg presentation, providing a more convenient dosing option for large dogs.

•	In the U.S., more clinics dispensed at least one dose of Galliprant than any other branded Nonsteroidal Anti-Inflammatory Drug (NSAID).
Productivity

•	The company completed the sale of the Larchwood, Iowa manufacturing facility.
Third Quarter Reported Results:
In the third quarter of 2018, global revenue was $761.1 million, an increase of 9 percent compared to the third quarter of 2017. Revenue, excluding strategic exits, increased 13 percent to $733.4 million. Gross margin, as a percent of revenue, increased 500 basis points to 51 percent. The effective tax rate was 23.6 percent in the third quarter 2018. Net income for the quarter increased $80.9 million to $60.2 million, or $0.16 per diluted share.
Companion Animal Disease Prevention revenue increased 34 percent for the quarter, primarily driven by volume and increased price partially offset by an unfavorable impact from foreign exchange. Growth was primarily driven by higher realized price on Trifexis®, as well as a favorable comparison to prior year related to an anticipated stock-out in the third quarter of 2017, which shifted sales to the second quarter of 2017. Growth was also driven by the continued uptake of Interceptor® Plus and Credelio, as well as increased sales of certain vaccines from new customer agreements.
Companion Animal Therapeutics revenue increased 27 percent for the quarter, driven both by volume and increased price, partially offset by an unfavorable impact from foreign exchange. Growth was primarily due to the re-introduction of the 100mg dosage of Galliprant, continued uptake of the product and realized price increases across the category.
Food Animal Future Protein & Health revenue decreased 1 percent for the quarter, as a result of an unfavorable impact from foreign exchange and a decline in volume, partially offset by increased price. Volume growth in aqua, vaccines and nutritional health products was more than offset by international purchasing patterns in the current year for poultry.
Food Animal Ruminants & Swine revenue increased 8 percent for the quarter, driven by volume, partially offset by an unfavorable impact from foreign exchange. Growth was driven mainly by U.S. and international purchasing patterns in both the current and prior year.
Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits decreased 42 percent for the quarter.
Gross profit increased 22 percent, to $391.3 million, in the third quarter of 2018 compared with the third quarter of 2017. Gross margin, as a percent of revenue, was 51 percent, an increase of 500 basis points period over period. The gross margin increase was primarily due to favorable net realized prices and product mix, the result of the manufacturing productivity agenda and non-recurring costs in 2017 associated with purchase accounting charges related to the fair value adjustments of acquired inventory that was subsequently sold, partially offset by various cost increases.
Operating expenses, defined as the sum of research and development and marketing, selling and administrative expenses, decreased 7 percent to $237.9 million. Research and development expenses decreased 5 percent, to $58.9 million, or 8 percent of revenue. This decrease was primarily driven by normal project spend fluctuations and restructuring savings. Marketing, selling and administrative expenses decreased 8 percent, to $179.0 million, primarily driven by productivity initiatives and cost control measures across these functions.
Amortization of intangibles decreased 6 percent to $48.7 million primarily driven by the acceleration of amortization related to certain product exits in 2017.
Asset impairments, restructuring, and other special charges decreased 48 percent to $12.4 million primarily due to a decrease in severance, integration and exit costs partially offset by an increase in asset impairments.
Other-net, (income) expense was expense of $13.5 million in the third quarter of 2018, compared with income of $1.9 million in the third quarter of 2017. The increase in expense was driven by current year interest expense and foreign currency losses related to hyper-inflationary markets.
Year-to-Date Results
For the first nine months of 2018, global revenue increased 6 percent, to $2.3 billion, compared with $2.1 billion in the same period in 2017. Reported net income and earnings per share were $70.1 million and $0.19, respectively.
Third Quarter Consolidated non-GAAP Results:
For the quarter, reported net income (loss) before interest, taxes, depreciation and amortization (EBITDA) as a percent of revenue (EBITDA margin) was 21 percent. Adjusted EBITDA margin was 22 percent, which increased 9 percentage points due to increased revenue and expense improvements from operations. Adjusted net income for the quarter increased 108 percent to $107.4 million, which excludes the net impact of $47.2 million for restructuring and integration costs and other special charges and the amortization of intangible assets, net of the impact from taxes. Adjusted EPS for the quarter was $0.29 per diluted share.
Adjusted gross profit increased 19 percent, to $389.7 million, in the third quarter of 2018 compared with the prior year period. Adjusted gross margin as a percent of revenue was 51 percent.
For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.
Year-to-Date Non-GAAP Measures
For the first nine months of 2018, net income and earnings per share, on a non-GAAP basis, were $326.4 million and $0.89 per diluted share, respectively.
For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

FINANCIAL GUIDANCE
Elanco is providing initial guidance on earnings expectations for the full year 2018, which includes:

	Full Year 2018 Guidance
	(dollars in billions, except per share amounts)

Revenue	$3.05	to	$3.08

GAAP EPS	$0.31	to	$0.33
Cost of sales	0.11
Amortization of intangible assets	0.54
Asset impairments, restructuring and other special charges	0.25
Other-net, (income) expense	0.02
Income before taxes	$1.23	to	$1.25
Provision for tax on income	$(0.09)
Adjusted EPS	$1.14	to	$1.16
“As we enter the fourth quarter, we have confidence in our ability to continue delivering results in line with our expectations for the year,” said Simmons.
WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review third quarter financial and operational results, discuss 2018 financial guidance, and respond to questions from financial analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.
ABOUT ELANCO
Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act). This press release contains forward-looking statements, including, without limitation, statements concerning our 2018 guidance, our industry and our operations, performance and financial condition, including in particular, statements relating to our business, growth strategies, product development efforts and future expenses.
 Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions including, but not limited to the following:

•	heightened competition, including from new innovation or generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in food animals, as well as changing market demand regarding the use of antibiotics and productivity products;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	the success of our R&D and licensing efforts;

•	our ability to successfully acquire target companies and integrate them into our existing operations;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•	the impact of global macroeconomic conditions; and

•	the effect of the transactions involving the separation of our business from that of Lilly and distribution of Lilly's interest in us to its shareholders, if consummated, on our business.
See "Risk Factors" in our prospectus relating to our initial public offering filed on September 21, 2018 with the Securities and Exchange Commission for a further description of these and other factors. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this quarterly report. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this quarterly report. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated and Combined Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$761.1	$697.1	$2,267.5	$2,134.7
Costs, expenses, and other:
Cost of sales	369.8	376.2	1,161.3	1,088.9
Research and development	58.9	61.9	185.5	189.7
Marketing, selling, and administrative	179.0	194.7	550.1	583.0
Amortization of intangible assets	48.7	51.6	147.3	161.0
Asset impairments, restructuring, and other special charges	12.4	23.7	82.8	189.3
Other–net, (income) expense	13.5	(1.9)	24.2	—
Income (loss) before income taxes	$78.8	$(9.1)	$116.3	$(77.2)
Income taxes	18.6	11.6	46.2	72.0
Net income (loss)	$60.2	$(20.7)	$70.1	$(149.2)
Earnings (loss) per share:
Basic and diluted	$0.16	$(0.06)	$0.19	$(0.41)
Weighted average shares outstanding:
Basic and diluted	365.6	365.6	365.6	365.6

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars in millions, except per share data)
We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of September 30, 2018.
The following is a reconciliation of GAAP Reported for the three months ended September 30, 2018 and 2017 to Selected Non-GAAP Adjusted information:

	Three months ended September 30, 2018			Three months ended September 30, 2017
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$369.8	$(1.6)	$371.4	$376.2	$5.8	$370.4
Amortization of intangible assets	$48.7	48.7	—	$51.6	51.6	—
Asset impairments, restructuring and other special charges (3) (4)	$12.4	12.4	—	$23.7	23.7	—
Other-net, (income) expense (5)	$13.5	—	13.5	$(1.9)	(2.8)	$0.9
Income (loss) before taxes	$78.8	$59.5	$138.3	$(9.1)	$78.3	$69.2
Provision for taxes (6)	$18.6	(12.3)	30.9	$11.6	(6.0)	17.6
Net income (loss)	$60.2	$47.2	$107.4	$(20.7)	$72.3	$51.6
Earnings per share
basic and diluted (7)	$0.16	$0.13	$0.29	$(0.06)	$0.20	$0.14
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2018 and 2017 include the following:

(1)	2018 excludes inventory adjustments related to the suspension of commercial activities for Imrestor ($0.9 million), as well as the closure of the Larchwood, IA facility ($0.7 million).

(2)	2017 excludes charges entirely associated with the incremental purchase accounting charges related to inventory valuation due to inventory that was subsequently sold.

(3)
2018 excludes charges primarily associated with impairment expenses largely associated with the closure of the site at Larchwood, IA and other facilities ($7.5 million) as well as restructuring charges ($4.9 million) related to integration and other activities.

(4)
2017 excludes charges primarily associated with restructuring charges ($12.2 million) related to integration and severance costs as well as exit costs primarily associated with facility closures ($11.5 million).

(5)	2017 excludes contingent consideration related to Aratana.

(6)	2018 and 2017 represent the income tax expense associated with the adjusted items.

(7)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below.

	Q3 2018	Q3 2017

As Reported EPS	$0.16	$(0.06)

Cost of sales	—	0.03
Amortization of intangible assets	0.13	0.14
Asset impairments, restructuring and other special charges	0.03	0.06
Other-net, (income) expense	—	(0.01)
Income before taxes	$0.16	$0.22
Provision for tax on income	(0.03)	(0.02)
Total Adjustments to EPS	$0.13	$0.20

Adjusted EPS	$0.29	$0.14
The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2018 and 2017 to Select Non-GAAP Adjusted information.

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$1,161.3	$38.6	$1,122.7	$1,088.9	$32.3	$1,056.6
Amortization of intangible assets	$147.3	147.3	$—	161.0	161.0	—
Asset impairments, restructuring and other special charges (3) (4)	$82.8	82.8	$—	189.3	189.3	—
Other-net, (income) expense (5)	$24.2	8.5	$15.7	—	(4.6)	4.6
Income (loss) before taxes	$116.3	277.2	$393.5	(77.2)	378.0	300.8
Provision for taxes (6)	$46.2	(20.9)	$67.1	72.0	(20.8)	92.8
Net income (loss)	$70.1	256.3	$326.4	(149.2)	357.2	208.0
Earnings per share
basic and diluted (7)	$0.19	0.70	$0.89	(0.41)	0.98	0.57
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2018 and 2017 include the following:

(1)
2018 excludes charges primarily associated with inventory adjustments related to the suspension of commercial activities for Imrestor ($34.7 million), as well as the closure of the Larchwood, IA facility ($3.9 million).

(2)	2017 excludes charges entirely associated with the incremental purchase accounting charges related to inventory valuation due to inventory that was subsequently sold.

(3)
2018 excludes charges primarily associated with impairment and exit costs related to other facility closures ($75.1 million) as well as restructuring charges ($7.7 million) related to integration activities and impairment related to the suspension of commercial activities for Imrestor.

(4)
2017 excludes charges primarily associated with restructuring charges ($137.2 million) related to severance and integration activities as well as exit costs primarily associated with facility closures ($24.3 million) and impairments on in-process research and development ($43.8 million) partially offset by the gain on sale of an asset ($16.0 million).

(5)	2018 and 2017 excludes adjustments of contingent consideration related to Aratana.

(6)	2018 and 2017 represent the income tax expense associated with the adjusted items.

(7)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below.

	Year-to-Date
	Q3 2018	Q3 2017

As Reported	$0.19	$(0.41)

Cost of sales	0.11	0.09
Amortization of intangible assets	0.40	0.44
Asset Impairments, restructuring and other certain charges	0.23	0.52
Other-net, (income) expense	0.02	(0.01)
Income before taxes	0.76	1.03
Provision for tax on income	(0.06)	(0.05)
Total Adjustments to EPS	$0.70	$0.98

Adjusted EPS	$0.89	$0.57
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.
The following is a reconciliation of U.S. GAAP Net Income (loss) for the three and nine months ended September 30, 2018 and 2017 to EBIT, EBITDA and adjusted EBITDA for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported Net Income (Loss)	$60.2	$(20.7)	$70.1	$(149.2)
Net interest expense	8.6	—	8.6	—
Income tax expense	18.6	11.6	46.2	72.0
EBIT	87.4	(9.1)	124.9	(77.2)
Depreciation and amortization	72.7	75.2	222.3	231.3
EBITDA	$160.1	$66.1	$347.2	$154.1

Non-GAAP Adjustments:
Cost of sales	$(1.6)	$5.8	$38.6	$32.3
Asset impairment, restructuring and other special charges	12.4	23.7	82.8	189.3
Other-net, (income) expense	—	(2.8)	8.5	(4.6)
Adjusted EBITDA	$170.9	$92.8	$477.1	$371.1
For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions):

	For the three months ended September 30,
	2018		2017
Companion Animal
Disease Prevention	$188.6	25%	$140.4	20%
Therapeutics	80.5	10%	63.5	9%
Total Companion Animal	$269.1	35%	$203.9	29%
Food Animal
Future Protein & Health	$162.8	21%	$164.5	24%
Ruminants and Swine	301.5	40%	280.4	40%
Total Food Animal	$464.3	61%	$444.9	64%
Revenue Subtotal	$733.4		$648.8
Strategic Exits	$27.7	4%	$48.3	7%
Total Revenue	$761.1	100%	$697.1	100%

	For the nine months ended September 30,
	2018		2017
Companion Animal
Disease Prevention	$603.9	27%	$519.7	24%
Therapeutics	211.1	9%	181.8	9%
Total Companion Animal	$815.0	36%	$701.5	33%
Food Animal
Future Protein & Health	$502.1	22%	$456.0	21%
Ruminants and Swine	881.1	39%	857.3	40%
Total Food Animal	$1,383.2	61%	$1,313.3	61%
Revenue Subtotal	$2,198.2		$2,014.8
Strategic Exits	$69.3	3%	$119.9	6%
Total Revenue	$2,267.5	100%	$2,134.7	100%